Exhibit 99.1

[B/E AEROSPACE LOGO]                               News Release
#03-05                                            CONTACT:
                                                  Max Kuniansky
                                                  Director of Investor Relations
                                                  B/E Aerospace, Inc.
                                                  (561) 791-5000 ext. 1440
                                                  max_kuniansky@beaerospace.com

                        B/E AEROSPACE RECEIVES DECISION
                        -------------------------------
                             IN DISPUTE WITH THALES
                             ----------------------

         WELLINGTON, FL, February 10, 2003 - B/E Aerospace, Inc. (Nasdaq: BEAV) today announced that it has received a decision from an arbitration panel that was convened to hear the company's dispute with a wholly owned subsidiary of The Thales Group (Thales).
         The decision reduces the amounts B/E originally sought in connection with the dispute, resulting in a net amount of $7.8 million due to B/E.
         The dispute, described in more detail in B/E's filings with the Securities and Exchange Commission, concerned the sale of B/E's in-flight entertainment business to Thales. Under the terms of the purchase and sale agreement, B/E received $62 million during 1999, and was to receive two additional payments totaling $31.4 million, and a third and final payment based on actual sales and bookings. Thales did not pay the $31.4 million, or the third and final payment. B/E initiated arbitration proceedings to compel payment in December 2000. Thales counterclaimed against B/E, alleging various breaches of the purchase and sale agreement.
         In connection with the decision, B/E will record a non-cash charge to earnings of approximately $30 million for the period ended December 31, 2002. Previously, B/E had recorded a receivable of $38.5 million in connection with the sale of the business to Thales. The charge announced today represents the difference between the panel's award and B/E's previously recorded amounts.
         "We are very surprised by the arbitration panel's findings," said Mr. Robert J. Khoury, President and Chief Executive Officer of B/E. "We disagree with the decision and the amount of the net award to B/E, and are evaluating our options with respect to the decision."
         The Thales Group is a publicly traded French company.
         This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties. B/E's actual experience may differ materially from that anticipated in such statements. Factors that might cause such a

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difference include those discussed in B/E's filings with the Securities and
Exchange Commission, including but not limited to its most recent proxy statement, Form 10-K and Form 10-Q. For more information, see the section entitled "Forward-Looking Statements" contained in B/E's Form 10-K and in other filings.
         B/E Aerospace, Inc. is the world's leading manufacturer of aircraft cabin interior products and a leading aftermarket distributor of aerospace fasteners. With a global organization selling directly to the world's airlines, B/E designs, develops and manufactures a broad product line for both commercial aircraft and business jets and provides cabin interior design, reconfiguration and conversion services. Products for the existing aircraft fleet -- the aftermarket -- provide almost two-thirds of sales. For more information, visit B/E's website at www.beaerospace.com.

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